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                                                            EXHIBIT 12



                            FIRST DATA CORPORATION
                                COMPUTATION  OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)



                            Three Months Ended      Six Months Ended
                                  June 30,              June 30,
                            --------- ---------   --------- ---------
                              1996      1995        1996      1995
                            --------- ---------   --------- ---------
Earnings:
  Income before income taxes  $227.7    $232.1      $399.9    $369.4
  Interest expense              25.4      27.6        51.4      54.5
  Other adjustments             13.3      14.0        26.0      27.2
                            --------- ---------   --------- ---------

Total earnings (a)            $266.4    $273.7      $477.3    $451.1
                             ========  ========    ========  ========


Fixed charges:
  Interest expense             $25.4     $27.6       $51.4     $54.5
  Other adjustments             13.3      14.0        26.0      27.2
                            --------- ---------   --------- ---------

Total fixed charges (b)        $38.7     $41.6       $77.4     $81.7
                             ========  ========    ========  ========



Ratio of earnings to
  fixed charges (a / b)         6.88      6.58        6.17      5.52


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For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt, amortization of deferred financing costs and a portion of rentals determined to be representative of interest. Earnings consist of income before income taxes plus fixed charges.